Exhibit 99.1

NORTHWAY FINANCIAL, INC.	9 Main Street
Berlin, New Hampshire 03570

Contact:	Richard P. Orsillo
Senior Vice President
and Chief Financial Officer
603-752-1171                     FOR IMMEDIATE RELEASE

NORTHWAY FINANCIAL, INC. ANNOUNCES THIRD QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

Berlin, NH, November 1, 2006…Northway Financial, Inc. (the “Company”) (NASDAQ: NWFI) reported net income for the quarter ended September 30, 2006 of $854,000, or $0.57 per share-basic, compared to $877,000, or $0.58 per share-basic, for the same quarter in 2005, a decrease of $23,000, or 2.6%. Net income for the nine months ended September 30, 2006 was $2,690,000, or $1.80 per share-basic, compared to $2,604,000, or $1.73 per share-basic, for the nine months ended September 30, 2005, an increase of $86,000, or 3.3%.

Commenting on the third quarter, William J. Woodward, President and Chief Executive Officer of the Company, stated:

“Due to the interest rate environment, we continued to see pressure on our net interest margin, and this resulted in net interest and dividend income falling below the same quarter last year.  However, our efforts to improve other noninterest income continued to be successful, and together with increased securities gains, partially offset the pressure on the margin.  In addition, by increasing our municipal bond holdings in our investment portfolio, we were able to reduce our effective tax rate and record a lower provision for income taxes.”

On October 31, 2006, the Board of Directors declared a dividend of $0.20 cents per share, payable on November 20, 2006 to shareholders of record on November 10, 2006.

Net interest and dividend income for the third quarter of 2006 was $5,556,000 compared to $5,835,000 for the third quarter of 2005, a decrease of $279,000. The provision for loan losses for the third quarter of 2006 was $120,000 compared to no provision for the third quarter of 2005. Net securities gains for the quarter increased $63,000 to $104,000 compared to $41,000 for the same period last year. Other noninterest income for the quarter increased $107,000 to $1,403,000 compared to $1,296,000 for the same period last year. Other operating expense was $5,904,000 for the quarter compared to $5,946,000 for the same period last year, a decrease of $42,000. Income tax expense decreased $164,000 to $185,000 compared to $349,000 for the same period last year.

Net interest and dividend income for the nine months ended September 30, 2006 decreased $604,000 to $16,842,000 compared to $17,446,000 for the same period last year. The provision for loan losses for the first nine months of 2006 increased $270,000 to $345,000 compared to $75,000 for the first nine months of 2005. Securities gains for the first nine months of 2006 increased $143,000 to $353,000 compared to $210,000 for the same period last year. Other noninterest income year-to-date increased $641,000 to $4,050,000 compared to $3,409,000 for the same period last year. Other operating expense increased $214,000 to $17,524,000 for the first nine months of 2006 compared to $17,310,000 for the same period last year. Income tax expense decreased $390,000 to $686,000 compared to $1,076,000 for the same period last year.

At September 30, 2006, the Company had total assets of $629,322,000 compared to $631,275,000 at September 30, 2005, a decrease of $1,953,000. Loans, including loans held-for-sale, at September 30, 2006 decreased $634,000 to $455,880,000 compared to $456,514,000 at September 30, 2005. Investments at September 30, 2006 increased $1,447,000 to $124,584,000 compared to $123,137,000 at September 30, 2005. Total deposits were $474,027,000 at September 30, 2006 compared to $462,329,000 at September 30, 2005, an increase of $11,698,000. Total borrowings decreased $13,807,000 to $99,218,000 at September 30, 2006 compared to $113,025,000 at September 30, 2005. Total equity increased $2,607,000 to $52,574,000 at September 30, 2006 compared to $49,967,000 at September 30, 2005.

Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a bank holding company. Through its subsidiary bank, Northway Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full-service banking offices.

Certain statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words “expect,” “believe,” “estimate,” “will” and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiary. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company’s actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Northway Financial, Inc.
Selected Consolidated Financial Data
(Unaudited)
(In thousands, except for ratios and per share amounts)

Period end balance sheet data:	September 30,
	2006	2005

Total assets	$629,322	$631,275
Loans, net (1)	455,880	456,514
Investments (2)	124,584	123,137
Deposits	474,027	462,329
Borrowings	99,218	113,025
Stockholders’ equity	52,574	49,967

Book value per share	$35.21	$33.37
Tangible book value per share (3)	26.36	24.94
Leverage ratio	9.13%	8.86%
Shares outstanding	1,493,174	1,497,574

	For the Three Months		For the Nine Months
	Ended Sep. 30,		Ended Sep. 30,
Operating results:	2006	2005	2006	2005
Net interest and dividend income	$5,556	$5,835	$16,842	$17,446
Securities gains, net	104	41	353	210
Other noninterest income	1,403	1,296	4,050	3,409
Loan loss provision	120	-	345	75
Other operating expense	5,904	5,946	17,524	17,310
Income before tax	1,039	1,226	3,376	3,680
Income tax expense	185	349	686	1,076
Net income	$854	$877	$2,690	$2,604

Earnings per share	$0.57	$0.58	$1.80	$1.73
Return on average assets	0.53%	0.55%	0.57%	0.56%
Return on average equity	6.60%	6.85%	7.04%	6.92%

1Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
2Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock, and investment securities available-for-sale.
3Includes a deduction of $13,213 and $12,626 for goodwill, core deposit intangible and mortgage servicing assets for 2006 and 2005, respectively.